UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                             INVESTORSBANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    461833105
             -------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)

        [X] Rule 13d-1(c)

        [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                                Page 1 of 9 Pages

-----------------------------------------------------
CUSIP No. 461833105
-----------------------------------------------------

========== =====================================================================
  1        NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Thomas Evans
---------- ---------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                       (b)   [ ]

---------- ---------------------------------------------------------------------
  3        SEC USE ONLY

---------- ---------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------- --- ------------------------------------------------------------
 NUMBER OF      5   SOLE VOTING POWER

  SHARES            159,727.90
                --- ------------------------------------------------------------
BENEFICIALLY    6   SHARED VOTING POWER

  OWNED BY          0
                --- ------------------------------------------------------------
    EACH        7   SOLE DISPOSITIVE POWER

 REPORTING          159,727.90
                --- ------------------------------------------------------------
   PERSON       8   SHARED DISPOSITIVE POWER

    WITH            0
----------- --------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            159,727.90
----------- --------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES (See Instructions)                       [ ]


----------- --------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            17.3%
----------- --------------------------------------------------------------------
12          TYPE OF REPORTING PERSON (See Instructions)

            IN
================================================================================



                                Page 2 of 9 Pages

-----------------------------------------------------
CUSIP No. 461833105
-----------------------------------------------------

========== =====================================================================
  1        NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Emily A. Schonath Irrevocable Trust, dated December 31, 1996
---------- ---------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                       (b)   [ ]

---------- ---------------------------------------------------------------------
  3        SEC USE ONLY

---------- ---------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Wisconsin
--------------- --- ------------------------------------------------------------
 NUMBER OF      5   SOLE VOTING POWER

  SHARES            79,863.95
                --- ------------------------------------------------------------
BENEFICIALLY    6   SHARED VOTING POWER

  OWNED BY          0
                --- ------------------------------------------------------------
    EACH        7   SOLE DISPOSITIVE POWER

 REPORTING          79,863.95
                --- ------------------------------------------------------------
   PERSON       8   SHARED DISPOSITIVE POWER

    WITH            0
----------- --------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            79,863.95
----------- --------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES (See Instructions)                       [ ]


----------- --------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            8.65%
----------- --------------------------------------------------------------------
12          TYPE OF REPORTING PERSON (See Instructions)

            OO(Trust)
================================================================================



                                Page 3 of 9 Pages

-----------------------------------------------------
CUSIP No. 461833105
-----------------------------------------------------

========== =====================================================================
  1        NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Sarah E. Schonath Irrevocable Trust, dated December 31, 1996
---------- ---------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                       (b)   [ ]

---------- ---------------------------------------------------------------------
  3        SEC USE ONLY

---------- ---------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Wisconsin
--------------- --- ------------------------------------------------------------
 NUMBER OF      5   SOLE VOTING POWER

  SHARES            79,863.95
                --- ------------------------------------------------------------
BENEFICIALLY    6   SHARED VOTING POWER

  OWNED BY          0
                --- ------------------------------------------------------------
    EACH        7   SOLE DISPOSITIVE POWER

 REPORTING          79,863.95
                --- ------------------------------------------------------------
   PERSON       8   SHARED DISPOSITIVE POWER

    WITH            0
----------- --------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            79,863.95
----------- --------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES (See Instructions)                       [ ]


----------- --------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            8.65%
----------- --------------------------------------------------------------------
12          TYPE OF REPORTING PERSON (See Instructions)

            OO(Trust)
================================================================================



                                Page 4 of 9 Pages

-----------------------------------------------------
CUSIP No. 461833105
-----------------------------------------------------



Item 1(a).     Name of Issuer:
----------     ---------------

               InvestorsBancorp, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:
----------     ------------------------------------------------

               W239 N1700 Busse Road
               Waukesha, WI  53188-1160

Item 2(a).     Name of Persons Filing:
----------     -----------------------

               This statement is filed on behalf of Thomas Evans, the Emily A. Schonath Irrevocable Trust, dated December 31, 1996, and the Sarah E. Schonath Irrevocable Trust, dated December 31, 1996. Thomas Evans is the sole trustee of the Emily A. Schonath Irrevocable Trust, dated December 31, 1996, and the Sarah E. Schonath Irrevocable Trust, dated December 31, 1996.

Item 2(b).     Address of Principal Business Office or, if none, Residence:
----------     ------------------------------------------------------------

               Thomas Evans                  Emily A. Schonath Irrevocable Trust
               132 Coy Street                Sarah E. Schonath Irrevocable Trust
               Mankato, Minnesota 56001      132 Coy Street
                                             Mankato, Minnesota 56001

Item 2(c).     Citizenship:
----------     ------------

               Thomas Evans is a United States citizen. Each of the Emily A. Schonath Irrevocable Trust, dated December 31, 1996, and the Sarah E. Schonath Irrevocable Trust, dated December 31, 1996, was formed under the laws of Wisconsin.

Item 2(d).     Title of Class of Securities:
----------     -----------------------------

               Common Stock

Item 2(e).     CUSIP Number:
----------     -------------

               461833105

Item 3.        If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b)
-------        -----------------------------------------------------------------
               or (c), check whether the person filing is a:
               ---------------------------------------------

               Not Applicable



                                Page 5 of 9 Pages

-----------------------------------------------------
CUSIP No. 461833105
-----------------------------------------------------



Item 4.        Ownership (February 10, 2003)
-------        -----------------------------

               (a)-(c) Information concerning the amount and percentage of shares of Common Stock beneficially owned by each reporting person is set forth below and is based upon the number of shares of Common Stock outstanding on February 10, 2003.

                                                                                                    Percentage of
                                                                                    Aggregate        Outstanding
                                       Sole Voting and      Shared Voting and       Beneficial        Shares of
      Reporting Person                Dispositive Power     Dispositive Power       Ownership       Common Stock
----------------------------------   -------------------   --------------------   --------------   ---------------
Thomas Evans                            159,727.90(1)               0              159,727.90           17.3%
                                            (2)

Emily A. Schonath Irrevocable            79,863.95                  0               79,863.95           8.65%
Trust, dated December 31, 1996

Sarah E. Schonath Irrevocable            79,863.95                  0               79,863.95           8.65%
Trust, dated December 31, 1996

-----------------

(1) Includes 79,863.95 shares held by the Emily A. Schonath Irrevocable Trust, dated December 31, 1996, of which
Thomas Evans is sole trustee.
(2) Includes 79,863.95 shares held by the Sarah E. Schonath Irrevocable Trust, dated December 31, 1996, of which
Thomas Evans is sole trustee.

Item 5.        Ownership of Five Percent or Less of a Class.
-------        ---------------------------------------------

               Not Applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.
-------        ----------------------------------------------------------------

               Not Applicable

Item 7.        Identification and Classification of the Subsidiary Which
-------        ---------------------------------------------------------
               Acquired the Security Being Reported on By the Parent Holding
               -------------------------------------------------------------
               Company.
               --------

               Not Applicable


                                Page 6 of 9 Pages

-----------------------------------------------------
CUSIP No. 461833105
-----------------------------------------------------


Item 8.        Identification and Classification of Members of the Group.
-------        ----------------------------------------------------------

               Not Applicable

Item 9.        Notice of Dissolution of Group.
-------        -------------------------------

               Not Applicable

Item 10.       Certification.
--------       --------------

               Not Applicable

Exhibits
--------

Exhibit 1     Agreement to file Schedule 13G jointly



                                Page 7 of 9 Pages

-----------------------------------------------------
CUSIP No. 461833105
-----------------------------------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



  February 10, 2003
-------------------




                                        /s/ Thomas Evans
                                        ----------------------------------------
                                        Thomas Evans



                                        EMILY A. SCHONATH IRREVOCABLE TRUST,
                                        DATED DECEMBER 31, 1996



                                        By: /s/ Thomas Evans
                                           -------------------------------------
                                           Thomas Evans, Trustee



                                        SARAH E. SCHONATH IRREVOCABLE TRUST,
                                        DATED DECEMBER 31, 1996



                                        By: /s/ Thomas Evans
                                           -------------------------------------
                                           Thomas Evans, Trustee



                               Page 8 of 9 Pages

                                    Exhibit 1
                                    AGREEMENT
                                    ---------

     AGREEMENT dated as of February 10, 2003 among Thomas Evans, the Emily A. Schonath Irrevocable Trust, dated December 31, 1996, and the Sarah E. Schonath Irrevocable Trust, dated December 31, 1996.

     WHEREAS, pursuant to paragraph (k) of Rule 13d-1 promulgated under Subsection 13(d)(1) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), the parties hereto have decided to satisfy their filing obligations under the 1934 Act by a single joint filing:

     NOW, THEREFORE, the undersigned hereby agree as follows:

     1. The Schedule 13G with respect to InvestorsBancorp, Inc., to which this is attached as Exhibit 1, is filed on behalf of Thomas Evans, the Emily A. Schonath Irrevocable Trust, dated December 31, 1996, and the Sarah E. Schonath Irrevocable Trust, dated December 31, 1996.

     2. Each of Thomas Evans, the Emily A. Schonath Irrevocable Trust, dated December 31, 1996, and the Sarah E. Schonath Irrevocable Trust, dated December 31, 1996, is responsible for the completeness and accuracy of the information concerning such person contained therein; provided that each person is not responsible for the completeness or accuracy of the information concerning any other person making such filing.

     IN WITNESS WHEREOF, the undersigned hereunto set their hands as of the date first above written.


                                        /s/ Thomas Evans
                                        ----------------------------------------
                                        Thomas Evans


                                        EMILY A. SCHONATH IRREVOCABLE TRUST,
                                        DATED DECEMBER 31, 1996


                                        By: /s/ Thomas Evans
                                           -------------------------------------
                                           Thomas Evans, Trustee


                                        SARAH E. SCHONATH IRREVOCABLE TRUST,
                                        DATED DECEMBER 31, 1996


                                        By: /s/ Thomas Evans
                                           -------------------------------------
                                           Thomas Evans, Trustee



                                Page 9 of 9 Pages